Exhibit 10.1

2005 INCENTIVE COMPENSATION PLAN

The 2005 Incentive Compensation Plan (the “Plan”) is a cash bonus plan in which the senior management team of Coinstar, Inc. (the “Company”), including the Company’s executive officers, are eligible to participate. The Plan provides cash bonuses based on the achievement of goals relating to the performance of the Company.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the Plan. The Compensation Committee, in its sole discretion, selects the individuals who shall participate in the Plan and establishes the performance goal or goals for each participant and the formulae used to determine the actual bonus (if any) payable to each participant, assuming the performance goals are achieved.

The target bonus is determined as a percentage of each participant’s base salary, ranging from 30% to 50%. Payout under the Plan is to be determined as follows: 60% is paid semi-annually and is based on achievement of certain semi-annual performance goals related to revenue, growth of the business, cost management, development of new products and earnings per share for each 6-month period; 20% is paid semi-annually and is based on the Compensation Committee’s discretion after evaluating the individual’s performance for each 6-month period; and 20% is paid annually based on the Compensation Committee’s discretion after evaluating the senior management team’s performance for the entire year. Of the 60% attributable to the achievement of performance goals, participants under the Plan may receive between 0% and 200% of the target amount, depending on the level of achievement of the goals.

The Compensation Committee, in its sole discretion, may determine whether or not any bonus will be paid in the event of a participant’s termination of service prior to the end of the performance period.

Payment of each bonus shall be made as soon as practicable after the end of the performance period during which the bonus was earned. Each bonus shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.